EXHIBIT 10.24
SHAREHOLDER AGREEMENT
     This SHAREHOLDER AGREEMENT, dated as of July 1, 2005, between MediaNews Group, Inc., a Delaware corporation (the “Company”), and Joseph J. Lodovic, IV (“Shareholder”), as amended as of September 22, 2005. Capitalized terms used but not defined elsewhere herein are defined in Section 4.
WITNESSETH:
     WHEREAS, Shareholder owns approximately 2.53% of the Company’s outstanding common stock; and
     WHEREAS, the Company and Shareholder have entered into this Agreement to provide liquidity to Shareholder and other Permitted Lodovic Holders under certain circumstances, and to enable the Company to repurchase Shareholder’s shares of common stock, under certain circumstances.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Shareholder hereby agree as follows:
     1. Put and Call.
     (a) Following the termination of Shareholder’s employment with the Company (i) on or after December 31, 2009 (for any reason), (ii) upon (A) Shareholder’s death or disability pursuant to Section 5 of the Employment Agreement or (B) the mutual agreement of Shareholder and the Company, (iii) by Shareholder pursuant to clause (a) or (b) of Section 7 of the Employment Agreement, (iv) by the Company in breach of the Employment Agreement, or (v) for any reason upon or following a Change in Control, Shareholder or his estate or legal representatives (as the case may be) shall have the right to require the Company to purchase all (but not less than all) Eligible Shares, which right shall be exercisable by Shareholder or any Permitted Lodovic Holder upon written notice to the Company during the one hundred eighty (180) days following such termination. Any purchase pursuant to the prior sentence shall be made at 100% of Fair Market Value of the Eligible Shares so purchased, provided that in the case of an exercise of the right described in clause (i) of this Section 1(a) in connection with termination of employment between December 31, 2009 and June 30, 2010, the Fair Market Value of 5% of Eligible Shares so purchased shall be determined as of the earlier of (x) July 1, 2010 and (y) the date Shareholder or his estate or legal representatives (as the case may be) has knowledge of the occurrence of a Change in Control (the “Delayed Fair Market Value”). If the proviso to the preceding sentence is applicable, and the date of determination of the Delayed Fair Market Value is after the date of closing of the purchase, then (i) the purchase price for 100% of Eligible Shares shall be paid at the closing of the purchase as if the Fair Market Value on the date of termination of Employment (the “Initial Fair Market Value”) were the Delayed Fair Market Value, (ii) at the closing 5% of the purchase price shall be deposited in escrow with an escrow agent reasonably acceptable to the Shareholder and the Company, (iii) promptly following determination of the Delayed Fair Market Value, the escrow agent shall pay the amount held in escrow (up to the amount of the Delayed Fair Market Value of 5% of Eligible

Shares, plus interest as provided below) to Shareholder and, if the amount held in escrow is greater than the payment to the Shareholder, the escrow agent shall pay the balance to the Company, and (iv) if the amount held in escrow is less than the amount of the Delayed Fair Market Value of 5% of Eligible Shares, plus interest as provided below, the Company shall pay to the Shareholder the amount of the shortfall. The payment to the Shareholders of the portion of the purchase price paid to the Shareholder following determination of the Delayed Fair Market Value shall be accompanied by interest thereon at an annual rate of LIBOR plus 6%. The right of Shareholder or any Permitted Lodovic Holder to require the Company to purchase such Eligible Shares pursuant to this paragraph (a) shall terminate upon the occurrence of an Eligible IPO unless previously exercised.
     (b) Following any termination of Shareholder’s employment with the Company other than terminations described in the preceding paragraph (a) of this Section 1, (i) the Company shall have the right to purchase all (but not less than all) Eligible Shares, which right shall be exercisable by the Company upon written notice to Shareholder or his estate or legal representatives (as the case may be) during the one hundred eighty (180) days following such termination, and (ii) Shareholder and Permitted Lodovic Holders shall have the right to require the Company to purchase all (but not less than all) Eligible Shares, which right shall be exercisable by written notice during the one hundred eighty (180) day period commencing on the earlier of (x) July 1, 2010 and (y) the date Shareholder or his estate or legal representatives (as the case may be) has knowledge of the occurrence of a Change in Control (occurring after the date of termination of Shareholder’s employment with the Company). Any purchase pursuant to the prior sentence shall be made at the following stated percentages of Fair Market Value of the Eligible Shares so purchased: if Shareholder’s employment with the Company terminates on or after December 31, 2009, 100%; for termination on or after December 31, 2008 and before December 31, 2009, 95%; for termination on or after December 31, 2007 and before December 31, 2008, 90%; for termination on or after December 31, 2006 and before December 31, 2007, 85%; for termination on or after December 31, 2005 and before December 31, 2006, 80%; and for termination on or after December 31, 2004 and before December 31, 2005, 75%. Notwithstanding the foregoing, the percentage of Fair Market Value shall be deemed to be 100% upon and following the occurrence of a Change in Control.
     (c) With regard to any exercise of any right of the Company to purchase Eligible Shares pursuant to clause (i) of the first sentence of Section 1(b) (a “Call Right”), the Company may, upon written notice accompanying notice of such exercise, elect to pay the exercise price in installments, the first of which shall be payable at the closing of the purchase, with subsequent installments due on each successive anniversary of the closing (a “Payment Date”). The amount due on each Payment Date (including the date of the closing of the purchase) shall be (x) an amount determined by multiplying the total purchase price by the percentages specified in the chart below or (y) if less, the remaining unpaid balance of the purchase price. For this purpose, the Leverage Ratio shall be determined as of the end of the fiscal quarter of the Company ending at least 60 days prior to the exercise of the Call Right and each subsequent Payment Date, as applicable, and without regard to any debt constituting obligations under this Agreement, until all the Eligible Shares subject to the Call Right are paid for.

Leverage Ratio	Percentage
3:1 or less	100%
Greater than 3:1 and equal to or less than 3.5:1	60%
Greater than 3.5:1 and equal to or less than 4:1	50%
Greater than 4.1 and equal to or less than 4.5:1	40%
Greater than 4.5:1 and equal to or less than 5:1	30%
Greater than 5:1 and equal to or less than 5.5:1	20%
Greater than 5.5:1 and equal to or less than 6:1	10%
Greater than 6:1	0%

     Notwithstanding the foregoing, (x) the percentages in the chart shall all be deemed to be 100% following the first to occur of (i) the occurrence of a Change in Control, (ii) the consummation of an Eligible IPO, or (iii) January 1, 2010 and (y) all remaining payments of purchase price pursuant to the exercise of a Call Right shall be payable on the first to occur of January 1, 2010, the date of the occurrence of a Change in Control or the date of consummation of an Eligible IPO occurring after the exercise of such Purchase Right.
     (d) (i) The closing of any purchase of Eligible Shares pursuant to this Section 1 shall (subject to clause (ii) below) take place on the later of (x) the thirtieth day after notice of exercise of a right of Shareholder to require the Company to purchase Eligible Shares pursuant to paragraphs (a) or (b) of this Section 1 (a “Put Right”) or of a Call Right (Call Rights and Put Rights are referred to collectively as “Purchase Rights”) is given, (y) in the case of the exercise of a Put Right, the fifth business day after the condition described in clause (ii) of this paragraph (d) is first satisfied and (z) the fifth business day after expiration or termination of any applicable waiting period under the HSR Act. At any such closing, the Eligible Shares shall be delivered to the Company free and clear of all liens, claims and other encumbrances.
          (ii) If, (x) at the time of the exercise of a Put Right, the Leverage Ratio is greater than 5:1, then (without limitation of Section 2 below) the consummation of the purchase of Eligible Shares shall be deferred until such time as the Leverage Ratio is equal to or less than 5:1 (without regard to any debt constituting obligations under this Agreement), or (y) at the time of payment of the purchase price pursuant to a Put Right, the purchase by the Company of Eligible Shares pursuant to such Put Right would violate Section 160(a) of the General Corporation Law of the State of Delaware, then the purchase of such portion of such Eligible Shares as would result in such violation shall be deferred until such purchase would not so violate such provision, provided that (I) following receipt of notice of the exercise of a Put Right that is affected by this clause (d)(ii), the Company shall not repurchase any Common Stock (either directly or thorough any subsidiary or any other Person, but excluding repurchases of shares issued under the RSU Plan, Section 2 hereof or under Section 10 of the Employment Agreement dated the date hereof between the Company and William Dean Singleton) or pay or declare any dividends or other distributions on its Common Stock until the purchase of Eligible Shares pursuant to such Put Right has been consummated and the entire purchase price therefore paid, (II) in no event shall the making of any payment be deferred as a result of sub-clause (x) of this clause (d)(ii) beyond the first to occur of (a) the third business day following the second anniversary of the exercise of the Put Right or (b) the date of the occurrence of a Change in Control or the consummation of an eligible IPO and (III) in the event that this clause (d)(ii) would result in the deferral of payment of all or any portion of the purchase price pursuant to a

Put Right, Shareholder by notice to the Company may rescind the exercise of such Put Right (which Put Right may be exercised at a later date in accordance with this Agreement).
     (e) (i) The Company and Shareholder agree that from and after the exercise of any Purchase Right, each shall use their respective commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the closing thereof, and to cooperate in connection with the foregoing, including using their respective commercially reasonable efforts to obtain all approvals that are required to be obtained under any legal requirement, to effect all necessary registrations, filings and submissions of information requested by any governmental authority and, subject to paragraph (d)(ii) of this Section 1, obtain all consents required under agreements binding upon the Company or its subsidiaries.
          (ii) As soon as practicable after the exercise of any Purchase Right, the Company and Shareholder will, and will cause their respective affiliates to, prepare and file all documents with the Federal Trade Commission and the United States Department of Justice (if any) that are required to comply with the HSR Act in connection with the transactions contemplated hereby. The Company and Shareholder will (and will cause their respective affiliates to) in good faith promptly furnish all materials reasonably requested by any of the regulatory agencies having jurisdiction over such filings. The Company and Shareholder will (and will cause their respective affiliates to) request early termination of the waiting period under the HSR Act. All fees payable to the Federal Trade Commission or the Department of Justice (or otherwise to the U.S. government) in connection with such filing shall be paid by the Company.
     (f) Any payment of the purchase price pursuant to the exercise of a Purchase Right that is made on a date subsequent to the date it would otherwise be made pursuant to paragraph (d)(i) (whether as a result of paragraph (c) or paragraph (d)(ii) of this Section 1 or for any other reason) (the “Original Payment Date”) shall accrue interest from the Original Payment Date through (but excluding) the date made at an annual rate of LIBOR plus 6%, payable quarterly in arrears on the fifth business day following the end of each calendar quarter.
     (g) Nothing in this Section 1 shall be deemed to restrict Shareholder or any Permitted Lodovic Holder from selling or otherwise transferring Eligible Shares prior to the exercise of a Purchase Right. All Eligible Shares transferred to a Permitted Lodovic Holder shall remain subject to the terms and provisions of this Section 1, and Eligible Shares that are transferred to any other Person shall not be subject to the terms of this Section 1. Until Eligible Shares are transferred to a Person who is not a Permitted Lodovic Holder, the certificates representing such shares shall bear the following legend (or a legend of similar effect):
“THIS CERTIFICATE AND THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A SHAREHOLDER AGREEMENT. A COPY OF THAT AGREEMENT, AS IT MAY BE AMENDED FROM TIME TO TIME, IS MAINTAINED WITH THE CORPORATE RECORDS OF THE COMPANY AND IS AVAILABLE FOR INSPECTION AT THE EXECUTIVE OFFICES OF THE COMPANY.”

     2. Right to Sell Shares following Disability. Notwithstanding any provision of this Agreement, in the event that (x) Shareholder’s employment with the Company terminates as a result of Shareholder’s disability pursuant to the second paragraph of Section 5 of his Employment Agreement, or (y) at any time following the termination of Shareholder’s employment with the Company for any reason Shareholder is or becomes Disabled, Shareholder (or any Permitted Lodovic Holder) shall have the right (in the case of the exercise of this right pursuant to clause (y) above, so long as Shareholder remains Disabled) commencing the day that is six months and one day following termination of employment, to require the Company to purchase Common Stock from Shareholder (or such Permitted Lodovic Holder) from time to time during Shareholder’s lifetime (subject to lawfully available funds) in an aggregate amount not to exceed $1 million in any fiscal year of the Company, or such lesser amount of Common Stock (if any) as the Company may purchase without violating any covenant limiting “restricted payments” contained in any instrument governing debt of the Company. The purchase price for Common Stock purchased by the Company under this Section 2 shall be the Fair Market Value of the Common Stock so purchased. Such right shall be exercised by written notice of Shareholder (or such Permitted Lodovic Holder) given to the Company, and may be exercised no more than 2 times in any fiscal year of the Company. The closing of any such purchase shall take place within 30 days of the giving of a notice of exercise by Shareholder (or such Permitted Lodovic Holder). The provisions of Section 1(e)(i) shall apply to transaction pursuant to this Section 2 mutatis mutandis. The right of Shareholder or any Permitted Lodovic Holder to require the Company to purchase Common Stock pursuant to this Section 2 shall terminate upon the occurrence of an Eligible IPO unless previously exercised.
     3. Rules 144 and 144A. If the Company shall have consummated an Eligible IPO, the Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder, and it will take such further action as any holder of Eligible Shares may reasonably request, all to the extent required from time to time to enable such holder to sell Eligible Shares without registration under the Securities Act within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any holder of Eligible Shares, the Company will deliver to such holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.
     4. Certain Definitions.
     (a) “Average Market Price” per share of Common Stock on any date means the average of the daily Closing Prices of Common Stock for the 10 consecutive Trading Days prior to such date.
     (b) “Beneficial Owner” and “Beneficially Own” have the meaning ascribed thereto in Rule 13d-3 under the Exchange Act.
     (c) “Change in Control” shall be deemed to occur on:
          (i) the date that both

      (A) any Person (or other group of Persons acting in concert) with a view to the acquisition, holding or disposition of securities of the Company, becomes, directly or indirectly, the Beneficial Owner of securities of the Company representing 35% or more of the voting power of all Voting Securities of the Company, other than by reason of (x) the acquisition of Company securities by the Company or any of its subsidiaries or any employee benefit plan of the Company or any of its subsidiaries, or (y) the acquisition of Company securities by Permitted Holders, and
      (B) Permitted Holders cease to be, directly or indirectly, the Beneficial Owners of Voting Securities of the Company having a voting power equal to or greater than that of such Person or group;
   (ii) the consummation of a merger or consolidation of the Company with another Person unless
      (A) the shareholders of the Company, immediately prior to the merger or consolidation, Beneficially Own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of the voting power of all Voting Securities of the corporation or other entity surviving the merger or consolidation in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of Voting Securities of the Company; and
      (B) the members of the Board of Directors of the Company, immediately prior to the merger or consolidation, constitute, immediately after the merger or consolidation, a majority of the board of directors of the Person issuing cash or securities in the merger;
   (iii) the date on which a majority of the members of the Board of Directors of the Company consist of persons other than Current Directors;
   (iv) the consummation of a sale or other disposition of all or substantially all of the assets of the Company unless:
      (A) the shareholders of the Company, immediately prior to such sale or other disposition, Beneficially Own, immediately after such sale or other disposition, shares entitling such shareholders to 50% or more of the voting power of all Voting Securities of the corporation or other entity acquiring such assets in substantially the same proportions as their ownership immediately prior to the consummation of such sale or other disposition, of Voting Securities of the Company; and
      (B) the members of the Board of Directors of the Company, immediately prior to such sale or other disposition, constitute, immediately after the sale or other disposition, a majority of the board of directors of the Person acquiring such assets; or

   (v) the date of approval by the shareholders of the Company of a plan of complete liquidation of the Company.
     (d) “Closing Price” means, as applied to Common Stock on any date, the last reported sales price, regular way, per share of such stock on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in each case, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which Common Stock is listed, or if not listed on a national securities exchange, quoted on the national market system of The NASDAQ Stock Market (or any successor or similar system).
     (e) “Common Stock” means all common stock of the Company. In the event that the Common Stock shall be changed into or exchanged for a different number or kind of shares of capital stock or other securities of the Company or of another corporation or other entity as a result of a merger, consolidation, partial or complete liquidation, sale of assets, distribution to stockholders or otherwise, the Common Stock shall include such different capital stock or other securities.
     (f) “Consolidated Operating Cash Flow” shall have the meaning specified in the Senior Credit Facility from time to time, and shall include successor definitions contained therein having a similar meaning and use therein. It is intended that Consolidated Operating Cash Flow reflect all pro forma adjustments made thereto under the Senior Credit Facility. Furthermore, regardless of whether an adjustment is made under the Senior Credit Facility, to the extent that a capital project that exceeds $2 million in cost and that is expected to result in aggregate cost savings is approved, for purposes of determining Consolidated Operating Cash Flow appropriate pro forma adjustments shall be made to Consolidated Operating Cash Flow in order that all debt to be incurred to finance such capital expenditure shall be deemed to have been incurred and such cost savings shall be deemed to be recognized commencing the first day of the four fiscal quarter period ending the last day of the fiscal quarter ending immediately prior to the approval of such capital expenditure for which Required Financial Information has been delivered under the Senior Credit Facility.
     (g) “Current Director” shall mean any member of the Board of Directors of the Company on the date hereof and any member whose nomination or election has been approved by a majority of Current Directors then on the Board of Directors of the Company.
     (h) “Disabled” means Executive’s permanent inability to perform the material and substantial duties of his regular occupation.
     (i) “EBITDA” means, at any date of determination, the Consolidated Operating Cash Flow of the Company for the immediately preceding four fiscal quarters of the Company for which Required Financial Information has been delivered under the Senior Credit Facility.
     (j) “Eligible IPO” means (x) a public offering by the Company or its shareholders of shares of Common Stock pursuant to a registration statement under the Securities Act of 1933 that results in (i) aggregate cash proceeds to the Company and selling shareholders of an amount equal to or greater than $50 million (before deduction of underwriting discounts and commissions) and (ii) the listing of Common Stock on any national securities exchange or quotation on the national market system of The Nasdaq Stock Market (or any successor or similar system) or (y) consummation of any transaction that results in (i) the listing of Common Stock on any national securities exchange or quotation on the national market system of The NASDAQ Stock Market (or any successor or similar system) and (ii) shares Common Stock having a market value of at least $50 million held by Persons that are not “affiliates” of the Company (as such term is used in Rule 144 under the Securities Act of 1933).
     (k) “Eligible Shares” means all shares of Common Stock as to which both of the following conditions are satisfied: (i) such shares are owned by Shareholder on the date hereof and (ii) continue to be owned by Shareholder or any Lodovic Permitted Holder on the date of termination of Shareholder’s employment with the Company.
     (l) “Employment Agreement” means the Employment Agreement dated the date hereof, between Shareholder and the Company, as in effect from time to time.
     (m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (n) “Fair Market Value” with respect to any Common Stock means the fair market value of such Common Stock as of the date of exercise of a Purchase Right, or, to the extent provided in Section 1(a), at the time provided in Section 1(a). Prior to the occurrence of Eligible IPO, fair market value of a share of Common Stock, on any date, shall be an amount equal to (A)(i) the product of the Representative Multiple, multiplied by EBITDA, minus (ii) consolidated long-term debt of the Company as of such date, divided by (B) the total number of shares of Common Stock outstanding (including Common Stock issuable (x) pursuant to the Company’s Career RSU Plan to the extent RSUs have vested, (y) under options and rights to purchase Common Stock, determined using the treasury stock method, and (z) under securities convertible into Common Stock); provided, however, that in the event that the Fair Market Value does not at any time reasonably approximate the fair market value of a share of Common Stock, the formula described above shall be amended in such manner as the Board of Directors of the Company reasonably determines, with the approval of Shareholder (such approval not to be unreasonably withheld), so that Fair Market Value reasonably approximates such fair market value. Following an Eligible IPO, fair market value of Common Stock shall be the Average Market Price of Common Stock as of the date of determination, provided that if following an Eligible IPO on the day of determination Common Stock is not listed or traded on a national securities exchange or the national market system of The NASDAQ Stock Market (or any successor or similar system) or has not been listed or traded for the 10 consecutive Trading Days prior to such date, “Average Market Price” shall be the Fair Market Value determined pursuant to the first sentence of this definition as if no Eligible IPO has occurred.
     (o) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.
     (p) “Leverage Ratio” is defined in the Indenture dated as of January 26, 2004 between the Company and The Bank of New York.
     (q) “LIBOR” shall mean on any day the weighted average of the “Eurodollar Base Rate” under the Senior Credit Facility (or successor definitions contained therein having a similar meaning or use therein) applicable to outstanding borrowings of the Company thereunder on such date.
     (r) “Multiple” means, at any date of determination for any company, a number equal to the quotient of (i) long-term debt (as reflected on the most recently available balance sheet of such company) plus market capitalization of such company on such date, divided by (ii) earnings of such company before interest, taxes, depreciation, amortization and any one-time or extraordinary items (such as restructuring charges) for the four most recent fiscal quarters of such company for which financial statements of such company are available, as determined by the Board.
     (s) “Permitted Holders” means (i) each of William Dean Singleton, Richard B. Scudder, Shareholder and their respective spouses, ancestors, siblings, descendants (including children or grandchildren by adoption) and the descendants of any of their siblings; (ii) in the event of the incompetence or death of any of the Persons described in clause (i), such Person’s estate, executor, administrator, committee or other personal representative, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, the relevant Common Stock; (iii) any trust created for the benefit of the Persons described in clause (i) or (ii) or any trust for the benefit of any such trust; or (iv) any Person controlled by any of the Persons described in clause (i), (ii) or (iii). For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.
     (t) “Permitted Lodovic Holder” means (i) each of Shareholder and his spouse, ancestors, siblings, descendants (including children or grandchildren by adoption) and the descendants of any of their siblings; (ii) in the event of the incompetence or death of any of the Persons described in clause (i), such Person’s estate, executor, administrator, committee or other personal representative, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, the relevant Common Stock; (iii) any trust created for the benefit of the Persons described in clause (i) or (ii) or any trust for the benefit of any such trust; or (iv) any Person controlled by any of the Persons described in clause (i), (ii) or (iii). For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.
     (u) “Person” means any individual, corporation, limited liability company, partnership, joint venture, incorporated or unincorporated association, joint-stock company or trust or other entity of any kind.
     (v) “Representative Multiple” shall mean, at any date of determination, the average of the Multiples of Gannett Co. Inc., Lee Enterprises Inc., Knight-Ridder, Inc., The McClatchy Co. and Journal Register Co., provided that in the event that any such company shall be acquired or cease to be publicly traded, its name shall be deemed to be deleted from this definition and, if as a result thereof there are less than three companies referred to in this definition, the Board of Directors of the Company, with the approval of the Shareholder (not to be unreasonably withheld), shall select another publicly traded newspaper company, which shall be deemed to be added to this definition such that this definition refers to three companies.
     (w) “Required Financial Information” shall have the meaning specified in the Senior Credit Facility, and shall include successor definitions therein having a similar meaning and use therein.
     (x) “RSU Plan” means the MediaNews Group, Inc. Career RSU Plan.
     (y) “Senior Credit Facility” shall means the Credit Agreement dated as of August 30, 2004, among the Company, the Guarantors identified therein, Bank of America, N.A., as Administrative Agent, and the other financial institutions and lenders identified therein, as amended, substituted, refinanced, renewed or replaced from time to time without regard to the amount of credit extended thereunder or the identity of the borrowers, lenders or agents with respect thereto.
     (z) “Securities Act” means the Securities Act of 1933, as amended.
     (aa) “Trading Day” means, as applied to Common Stock, any day on which the principal consolidated transaction reporting system with respect to securities listed or traded on the principal national securities exchange or the national market system of The NASDAQ Stock Market (or any successor or similar system) is open for the trading of securities generally and with respect to which information regarding the sale of securities included therein, or with respect to which sales information is reported, is generally available.
     (bb) “Voting Securities” means, as to a Person, securities of such Person having the right under ordinary circumstances to vote at an election of the Board of Directors (or other governing body).
     5. Miscellaneous.
     (a) Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.
     (b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
     (c) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the

Company’s chief-executive office is located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.
     (d) Notices. All communications and notices made pursuant to this Agreement shall be in writing and delivered by hand or by fax or sent by a nationally recognized overnight carrier (such as Federal Express) as follows:
(i)	If to Company, to:
MediaNews Group, Inc.
Attn: William Dean Singleton
Vice Chairman and Chief Executive Officer
1560 Broadway, Suite 2100
Denver, Colorado 80202
(ii)	If to Shareholder, addressed to:
Joseph J. Lodovic, IV
4920 East Progress Court
Greenwood Village, CO 80121
or to such other address as either of the foregoing may from time to time specify in writing. Any such notice shall be deemed to be given upon receipt.
     (e) Interpretation, Etc. This Agreement constitutes the entire contract between the parties hereto with respect to the subject matter.
     (f) Governing Law. This Agreement shall be interpreted under the laws of the State of Delaware, without regard to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.
     (g) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.
     (h) Successors, Assigns and Transferees.
   (i) Shareholder may not transfer or assign his rights hereunder without the consent of the Company except for an assignment to a Permitted Lodovic Holder in connection with the transfer of Eligible Shares to any Permitted Lodovic Holder of rights and obligations hereunder as they relate to such Eligible Shares. No transfers of Eligible Shares (other than by operation of law) shall be made to a Permitted Lodovic Holder unless such Permitted Lodovic Holder agrees to be bound by the terms and conditions hereof in respect of such shares.
   (ii) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Whether or not any express assignment shall have been made, the provisions of this Agreement which are for the benefit of the parties hereto other than the Company shall also be for the benefit of and enforceable by any permitted transferee holding Eligible Shares, subject to the provisions contained herein.
     (i) Amendment and Waiver. This Agreement may not be amended or modified without the prior written consent of the Company and Shareholder. Any party may, only by an instrument in writing, waive compliance by any other party or parties with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition. No waiver of any breach by either party to this Agreement shall operate or be construed as a waiver of any subsequent breach by any party.
[The next page is the signature page]

     IN WITNESS WHEREOF, the parties hereto have caused this Shareholder Agreement to be executed as of the day and year first above written.

MediaNews Group, Inc.
By:	/s/ W. Dean Singleton
W. Dean Singleton
Vice Chairman and Chief Executive Officer

/s/ Joseph J. Lodovic, IV

Joseph J. Lodovic, IV